Oramed Pharmaceuticals Commences Phase 2A Clinical Trials in Israel

Oramed Begins Studies on its Oral Insulin Capsule at Hadassah Medical Center

JERUSALEM, Israel - April 14, 2008 - Oramed Pharmaceuticals, Inc., (OTCBB: ORMP, www.oramed.com), a developer of oral delivery systems, commenced Phase 2A studies on its oral insulin capsule at the Hadassah Medical Center in Jerusalem, Israel yesterday. The Phase 2A trial is focused on assessing the safety and efficacy of the oral insulin capsule on 10 type 2 diabetes patients. This study is a continuation of the recently successfully completed Phase 1 studies in Israel.

“We are pleased to have achieved this milestone of beginning Phase 2A clinical trials in Israel in the second quarter of this year,” said Nadav Kidron, CEO of Oramed Pharmaceuticals. “We have had much success with our past clinical trials, and are on schedule with reaching our planned milestones and hope that Oramed’s oral insulin capsule will succeed in revolutionizing the current treatment for diabetes.”

About Oramed Pharmaceuticals

Oramed Pharmaceuticals is an Israeli-based company focused on the development of oral delivery solutions based on proprietary technology. Diabetes is one of the most rapidly growing diseases in the world and is one that requires constant and often unpleasant monitoring and drug therapy regimens. Oramed is currently developing an orally ingestible insulin capsule for the treatment of diabetes. The company is also pursuing the development of oral delivery solutions for other drugs and vaccines.

For more information please visit our website at: www.oramed.com.

Forward-looking statements

Some of the statements contained in this press release are forward-looking statements which involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance or achievements of the company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements, including the risks and uncertainties related to the progress, timing, cost, and results of clinical trials and product development programs; difficulties or delays in obtaining regulatory approval for our product candidates; competition from other pharmaceutical or biotechnology companies; and the company’s ability to obtain additional funding required to conduct its research, development and commercialization activities. Please refer to the company’s filings with the Securities and Exchange commission for a comprehensive list of risk factors that could cause actual results, performance or achievements of the company to differ materially from those expressed or implied in such forward looking statements. The company undertakes no obligation to update or revise any forward-looking statements.

Contact:

Oramed Pharmaceuticals, Inc
Investor Relations:
Erika Moran, Salima Rasul
Public Relations:
Lynn Granito, Steven Melfi
212-825-3210
info@oramed.com
www.oramed.com